Piper Merger

The Board of Directors and shareholders of the Piper Jaffray
Funds approved a reorganization of the Piper Funds into the First American Family of Funds which took place at the close of business on July 31, 1998:

Piper Acquired Fund                     FAIF Acquiring Fund
National Tax Exempt                    Tax Free (New FAIF Fund)
Minnesota Tax Exempt                  Minnesota Tax Free (new FAIF Fund)

Under the Agreement and Plan of Reorganization Piper Class
A shares were exchanged for Class A shares of FAIF, and Piper
Class Y shares were exchanged for Class Y shares of FAIF.

The net assets prior to reorganization and shares issued and redeemed were as follows:

                                        Acquiring Fund's     Acquired Fund's
FAIF Fund           Net Assets           Shares Issued       Shares Redeemed
Tax Free            $    -                  3,635,037           3,635,037
Minnesota               -	                 11,152,396          11,152,396
Tax Free
Included in the net assets from the Piper Funds were the following components:

                                            Undistributed
                                            (Distributions in
                                                Excess of) Net
Fund                Paid In Capital         Investment Income
Tax Free                $37,374,741                $(5,479)
Intermediate Bond       116,743,329                 85,000


                         Accumulated
                         Net Realized       Net Unrealize
                            Gain             Appreciation         Net Assets
Tax Free                    397,386            3,315,331          41,085,352
Intermediate Bond           823,340            7,829,650         125,481,319